Exhibit 99.1

July 14, 2011

LFBG – Update

To our Shareholders:

We have recently been advised by counsel that we should limit the sharing of opinions, because the SEC will intentionally scrutinize everything I say as part of their regulatory assault on public companies. Personally, I think it is quite unreasonable to imagine that we live in a country whereby regulatory actions have become so rampant that attorneys are recommending CEO’s avoid personal exposure because honesty to shareholders could be twisted into something else. So, for the sake of limiting the Company’s liability, let me state that this shareholder letter reflects some of my personal opinions and may not represent the views of the Board of Directors. No matter what you think when reading, it is vital that you consult your financial professional before you buy or sell.

You may notice this update includes a number of complaints against the government. Keep reading, because as you will see in the end, I explain why I believe our future is brighter than ever. But in view of our late filing of our annual report, I feel obligated to inform investors of the bigger picture and not just the news of the day.

Now, although most of you already know, I am qualified to make the statements you will see here because my historical record is strong; truly a blessing from God Almighty to my life. Although I enjoyed a video game career from 1980-1998, having overseen the development of numerous successful video games, I am most well-known as the original team leading developer of the first 3D John Madden Football video game franchise, which has become a billion dollar brand for Electronic Arts. I am also a former award recipient of the coveted Entrepreneur of the Year award from Inc. Magazine, Merrill Lynch and Ernst & Young. I also hold an interactive television patent, however, even after enjoying such success, I chose to leave the video game industry to follow my heart’s desire and serve Campus for Christ for 5 years using my expertise and knowledge to serve a higher purpose.  . I never thought I would come back into video games, but here I am running the only significant Christian video game publishing company in the world. I share this with you not to say that I am anything great but to show you that I have been blessed in my lifetime and I give all the credit to my gracious savior Jesus Christ, for with his guidance I have the heart and the tools necessary to make a difference,  which is the mission of our Company, and a passion shared by many of our staff and vendors. We are seeking to make video games which provide a healthy alternative for children and adults.

This update comes at a time when I am genuinely furious by continual government interference in our business and the current administration’s assault on capitalism and entrepreneurialism. If those in power really wanted to create jobs, all they’d have to do is provide incentives for investors (or companies themselves) who commit to paying the salaries of new employees; and then all profits created by such new employees would be earned tax-free for 7 years. When we went to war, we brought the scientists together to create a weapon of mass destruction. But when we had the greatest financial crisis in our country’s history, the bankers and politicians got together. Get the picture? Where were the corporate heads?

Our current situation is a perfect example of how good, small, emerging companies have been and are being destroyed in the micro-cap marketplace, precisely the place where small businesses have access to capital. We are systematically being eliminated under the guise of regulation. So as you read on, keep in mind we are and have been an emerging growth company. In our case this means we are forging a new niche within the broader video game industry and, accordingly, we continually need to raise capital until such a time when our revenues exceed our expenses.

Now before I get into the details specific to our company, I do want to make note that I’m sure some government regulators sincerely have a heart to make a difference, too. And they work hard to moderate their potential abuse of power. My criticism lies not with them, instead,  with those intent to be dispassionate, legalistic and act in a manner which is NOT in the best interest of investors without consideration of the originating fabric which has created the greatest free-market economy in the history of the world.

Complaint #1

Due to the private transaction which occurred between the PCAOB (a division of the SEC) and our former auditor which was announced in January 2011, our financials were taken out of compliance out of no fault of our own. To be clear, this was NOT as a result of anything lacking in our financial reporting. We have been compliant since we went public more than 5 years ago. But as a result of this government interference, we have:

-

experienced a loss of more than 80% in the company’s market-cap;

-

have continually had difficulty raising capital from investors because our financials have been out of compliance;

-

been unable to file a necessary registration statement to keep the business financed;

-

been unable to adequately market our products to the broader video games industry. (i.e. we wrote-off $40,000 in pre-paid cash for a large booth at the largest video game convention in America because we didn’t have the additional cash to construct a newer, larger booth in-timebecause of our inability to build the new booth);

-

had to restructure our agreement and delay the release date of MyPraize 2, the MyPraize social network;

-

been unable to pay important vendors which is expected to result in significantly less sales this next year.

Complaint #2

We contacted the SEC in April regarding certain penalty payments we received as a settlement from an investor who violated his leak-out agreement in selling shares. Thanks to our new audit firm, we found out the receipt of these monies as ‘penalties’ may have violated an SEC rule. And instead of helping us determine how to make any change or provide ongoing guidance, the SEC started a full-blown investigation into this matter and even took it a few steps further. Instead of waiting until the special counsel we hired had finished their investigation, theSEC launched their own. This resulted in subpoenas being sent to vital partners, potentially crippling relations by causing fear and concern among many. This puts me at a loss for words.  It’s about the ‘classification’ of the money received! Had we just taken the cash as a new purchase of stock, and further diluted the company’s shares, the Company wouldn’t have been saddled with the burden of producing documents for bureaucrats while attempting to complete a 2 year audit at the same time; which itself was the result of the PCAOB’s negligence. As it stands now, the Company has made the decision to keep operations moving further instead of wasting valuable cash on a lawyer to manage bureaucratic disruptions. However, I am making sure to keep the SEC informed to avoid further unnecessary problems.

Complaint #3

The unbridled regulation in government has resulted in Penson’s recent decision, as one of the largest clearing firms in America, to leave the micro-cap clearing business. Now that the majority of clearing firms in America do not take stock certificates of penny-stocks, what are micro-cap companies able to do to raise capital? Our stock is considered quite liquid by comparison to many others. But with the majority of our shareholders telling us they are having trouble depositing their rightfully owned shares, when will (if ever) those in Washington recognize that eliminating the liquidity of stock certificates of micro-cap businesses, they have shut-off the ability for small public companies like ours to raise capital. Don’t small companies represent a large segment of job creation?

Complaint #4

First and foremost, our intention is to keep our current corporate structure precisely as it is for as long as possible. However, because of how the regulators have changed everything, they have created a potential liquidity problem for investors who acquire certificates in penny-stocks. We may find ourselves forced to increase dilution because an investor’s risk has become significantly higher. And with more dilution comes the unfortunate consideration of an increase in authorized shares. Of course, we could always get out of the penny-stock market by performing a huge reverse-split, lose the benefit of our liquidity and potentially alienate our faithful investor base. Now, there is one way to avoid this catastrophe and that is for the government to address Complaint #5. Although all investors should have natural concerns relating to dilution and corporate restructuring, we would first survey our shareholders to prepare everyone before we would effectuate any changes. This is how we averted the reverse-split last year. For now, we intend to leave everything as it is.

Complaint #5

Right now, all reverse and forward splits must first be announced in the form of a preliminary information statement, which has a three-week requirement before it can become a definitive information statement. This is the same as a government sanctioned pump and dump scheme. This is done to provide bankers and the DTC enough time to coordinate the change in share holdings. But it is flawed. Perhaps the three weeks should still be required for a split to take effect, but a Company should have the ability to determine the date of ownership as the previous or current day of trading. This will eliminate so much manipulation which occurs in the marketplace. And if they would do this, we could actually do a reverse-split without having to worry about shorters destroying our market-cap which results in most of our investors losing their monies.

Announcements

•

We are working to complete our new two year audit, which we hope to file before the end of July. This is a significant milestone because our company will have completed a 2 year audit in just a little more time than most companies are required to complete a 1 year audit. We expect to announce revenues exceeding $1.5 million for the fiscal year ending March 31, 2011, up more than 1000% from the year before. As well, we expect to announce that despite a loss for the fiscal year, our balance sheet has improved significantly over a year ago. Please understand these preview figures are subject to change until they are final and approved by our audit firm and published in our soon-to-be-published annual report.

•

Although we will continue to struggle to finance operations, our company has survived far more difficult times when our market-cap was significantly lower than it is today.

•

We remain on-track to nearly double the size of our product line this year and believe our installed base of customers will continue to grow.

•

We successfully presented at the recent International Christian Retail Show and had one of the largest booths of the convention (20x40).

•

Once the new annual report is filed, shortly thereafter we expect to move forward on our financing agreement with Modessa Enterprises. This agreement will provide for $10 million in capital over a period of years, ending the era in which we have been supported primarily by private investors.

•

In the coming month, we expect to launch our new online store in which the majority of our games can be purchased via download.

Outlook

You can see from the Announcements above that our business is continuing forward despite our numerous challenges. For this, we have only to thank our heavenly father in heaven. Further, I want to thank our investors. Building this company has been a humbling and remarkable experience. I am honored to work along with our staff internally and with our most valued vendors, who have made very personal sacrifices of their own to continue working during difficult times. We all share a passion to make a difference by bringing more high-quality Christian games to the marketplace, providing healthy alternatives for gamers young and old.

Respectfully and with kindest regards,

Troy A. Lyndon
Chairman & Chief Executive Officer
Left Behind Games Inc.
(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.